Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-269107 on Form S-8 and No. 333-269228 on Form S-3 of our report dated February 29, 2024, with respect to the consolidated financial statements of Sitio Royalties Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 29, 2024